Exhibit 99.1

FOR IMMEDIATE RELEASE

VAALCO ENERGY ANNOUNCES WELL SHUT-IN AT EBOURI FIELD

HOUSTON, TEXAS – November 4, 2014 – VAALCO Energy, Inc. (NYSE: EGY) today announced that Well 2-H in the Ebouri field, offshore Gabon, has been temporarily shut-in to determine the cause of pressure communication between the tubing and casing annuli. At the time of shut-in, Well 2-H was producing approximately 2,500 gross barrels of oil per day, 700 net to VAALCO.

The well was initially shut-in in early October 2014 due to the pressure communication issue. Attempts to resolve the problem through initial diagnostic work and corrective measures were unsuccessful. Further diagnostic work is being planned including the use of a wireline unit to determine both the cause of the pressure communication and the resolution. The wireline unit is expected to commence operations during late-November, and once completed, the Company then expects to provide an update on this well.

VAALCO noted that the other two development wells in the Ebouri field, Wells 3H and 4H, were shut-in in July 2012 due to the discovery of hydrogen sulfide (H2S) in the oil produced from those wells. The Company and its partners are continuing to make progress on the plans for returning those wells to production in the first half of 2017 with the expected installation of a crude sweetening facility to remove the H2S. At the time Well 2-H was shut in, it continued to produce oil with very low levels of H2S.

Forward-Looking Statements

This document includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are those concerning VAALCO’s plans, expectations, and objectives for future drilling, completion and other operations and activities. All statements included in this document that address activities, events or developments that VAALCO expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements include expected capital expenditures, future drilling plans, prospect evaluations, negotiations with governments and third parties, acquisition opportunities and reserve growth. These statements are based on assumptions made by VAALCO based on its perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond VAALCO’s control. These risks include, but are not limited to, inflation, general economic conditions, oil and gas price volatility, the Company’s success in discovering, developing and producing reserves, lack of availability of goods, services and capital, environmental risks, drilling risks, foreign operational risks, and regulatory changes. These and other risks are further described in VAALCO’s annual report on Form 10-K for the year ended December 31, 2013 and other reports filed with the SEC which can be reviewed at http://www.sec.gov, or which can be received by contacting VAALCO at 4600 Post Oak Place, Suite 300, Houston, Texas 77027, (713) 623-0801. Investors are cautioned that forward-looking statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements. VAALCO disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

About VAALCO

VAALCO Energy, Inc. is a Houston based independent energy company principally engaged in the acquisition, exploration, development and production of crude oil. VAALCO’s strategy is to increase reserves and production through the exploration and exploitation of oil and natural gas properties with high emphasis on international opportunities. The company’s properties and exploration acreage are located primarily in Gabon, Angola and Equatorial Guinea in West Africa.

Investor Contact Gregory R. Hullinger Chief Financial Officer 713-623-0801	Media Contact Tim Lynch / Jed Repko Joele Frank, Wilkinson Brimmer Katcher 212-355-4449